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                                                                     Exhibit 21.



List of Subsidiaries of North American Datacom, Inc.

Action Communications, Inc., a Mississippi corporation
North American Infotech, LLC, a Delaware limited liability company North American Software Associates, Ltd., a Delaware corporation